Exhibit 3.1

FORM OF

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF ENZO BIOCHEM, INC.

ARTICLE I

The name of the corporation is “Enzo Biochem, Inc.” (the “Corporation”).

ARTICLE II

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided that the Corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board”).

ARTICLE III

The office of the Corporation is to be located in County of Suffolk, State of New York.

ARTICLE IV

The Corporation is authorized to issue one class of capital stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is two hundred (200) shares without par value.

ARTICLE V

The Secretary of State of New York is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon the Secretary of State is: 81 Executive Blvd, Suite 3, Farmingdale NY 11735.

ARTICLE VI

The name and address of the registered agent which is to be the agent of the Corporation upon whom process against it may be served, are CT Corporation System, 28 Liberty Street, New York, NY 10005.

ARTICLE VII

The Bylaws of the Corporation may fix and alter, or provide the manner for fixing and altering, the number of directors constituting the whole Board. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot, and directors need not be shareholders of the Corporation

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the shareholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE IX

Any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of New York at the time in force that may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XI

The Corporation shall, to the fullest extent permitted by the Business Corporation Law of the State of New York, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matter as provided under Article Seven of the Business Corporation Law of the State of New York.